Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 2, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of StoneMor Partners L.P.  on Form 10-K for the year ended December 31, 2018.  We consent to the incorporation by reference of said reports in the Registration Statements of StoneMor Partners L.P. on Forms S-3 (File No. 333-192670, File No. 333-196913 and File No. 333-210264), Form S-4 (File No. 333-210265) and on Forms S-8 (File No. 333-143863, File No. 333-176789 and File No. 333- 203018)..

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

April 2, 2019